Exhibit 2.99

AGREEMENT AND PLAN OF MERGER

OF

FIRST FOUNDATION INC.,

A DELAWARE CORPORATION

AND

FIRST FOUNDATION INC.,

A CALIFORNIA CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of October 28, 2015 (the “Merger Agreement”), is made by and between First Foundation Inc., a Delaware corporation (“FFI-Delaware”), and First Foundation Inc., a California corporation (“FFI-California”). FFI- Delaware and FFI- California are sometimes referred to herein as the “Constituent Corporations.” FFI- Delaware is a wholly-owned subsidiary of FFI- California.

RECITALS

A.FFI-Delaware is a corporation duly incorporated and existing under the laws of the State of Delaware and has a total authorized capital stock of 75,000,000 shares, of which 70,000,000 are designated common stock, par value $0.001 per share (the “FFI-Delaware Common Stock.”), and 5,000,000 are designated Preferred Stock, par value $0.001 per share (the “FFI-Delaware Preferred Stock”). The FFI-Delaware Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, and before giving effect to the transactions contemplated hereby, 1,000 shares of FFI-Delaware Common Stock are issued and outstanding, all of which are held by FFI-California, and no shares of FFI-Delaware Preferred Stock are issued and outstanding.

B.FFI-California is a corporation duly incorporated and existing under the laws of the State of California and has a total authorized capital stock of 25,000,000 shares, of which 20,000,000 are designated common stock, par value $0.001 per share (the “FFI-California Common Stock”), and 5,000,000 are designated Preferred Stock, par value $0.001 per share (the “FFI-California Preferred Stock”). The FFI-California Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, and before giving effect to the transactions contemplated hereby, 15,957,986 shares of FFI-California Common Stock, and no shares of FFI- California Preferred Stock are issued and outstanding.

C.The Board of Directors of FFI-California has determined that, for the purpose of effecting the reincorporation of FFI-California in the State of Delaware, it is advisable and in the best interests of FFI-California and its shareholders that FFI-California merge with and into FFI-Delaware upon the terms and conditions herein provided.

D.The respective Boards of Directors of the Constituent Corporations, the shareholders of FFI-California and the stockholder of FFI-Delaware have approved this Merger Agreement and have directed that this Merger Agreement be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, FFI-Delaware and FFI-California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1.MERGER

1.1Merger. In accordance with the provisions of this Merger Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code, FFI-California shall be merged with and into FFI-Delaware (the “Merger”), the separate existence of FFI-California shall cease and FFI-Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be First Foundation Inc.

1.2Filing and Effectiveness. The Merger shall become effective in accordance with Section 1108 of the California Corporations Code and Section 253 of the DGCL. The date and time on such date when the Merger shall become effective, as aforesaid, is herein called the “Effective Date.”

1.3Effect of the Merger. Upon the Effective Date, the separate existence of FFI-California shall cease, and FFI-Delaware, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) be subject to all actions previously taken by its and FFI- California’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of FFI-California in the manner as more fully set forth in Section 259 of the DGCL, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of FFI-California in the same manner as if
FFI-Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the California Corporations Code.

2.CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1Certificate of Incorporation. The Certificate of Incorporation of FFI-Delaware as in effect immediately prior to the Effective Date (the “Certificate of Incorporation”) shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2Bylaws. The Bylaws of FFI-Delaware as in effect immediately prior to the Effective Date shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3Directors and Officers. The directors and officers of FFI-California immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

3MANNER OF CONVERSION OF STOCK

3.1FFI-California Common Stock. Upon the Effective Date, each share of FFI-California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of FFI-Delaware Common Stock.

3.2FFI-Delaware Common Stock. Upon the Effective Date, each share of FFI-Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by
FFI-Delaware, or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of FFI-Delaware Common Stock, without any consideration being delivered in respect thereof.

3.3Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of FFI-California Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive, in exchange therefor, a certificate or certificates representing the number of shares of FFI-Delaware Common Stock into which the shares formerly representing by the surrendered certificate were converted as herein provided. Until so surrendered, each certificate representing shares of FFI-California Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes, from and after the Effective Date, to represent the number of shares of FFI-Delaware Common Stock into which such shares of FFI-California Common Stock were converted in the Merger. In addition:

(a)The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of FFI-Delaware Common Stock represented by such certificate as provided above.

(b)Each certificate representing shares of FFI-Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of FFI-California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

3.4FFI-California Equity Incentive Plans.

(a)Upon the Effective Date, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, employee benefit and other equity-based award plans heretofore adopted by FFI-California (collectively, the “Plans”). Each outstanding and unexercised option, warrant or right to purchase or receive, or security convertible into, FFI-California Common Stock shall become an option, warrant or right to purchase or receive, or security convertible into, FFI-Delaware Common Stock on the basis of one (1) share of FFI-Delaware Common Stock for each share of FFI-California Common Stock issuable pursuant to any such option, warrant or right to purchase or receive, or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such option, warrant or right to purchase or receive, or security convertible into, FFI-California Common Stock at the Effective Date. No other changes in the terms and conditions of such options will occur.

(b)A number of shares of FFI-Delaware Common Stock shall be reserved for issuance under the Plans equal to the number of shares of FFI-California Common Stock so reserved immediately prior to the Effective Date.

4.CONDITIONS

4.1Conditions to FFI- California’s Obligations. The obligations of FFI-California under this Merger Agreement shall be conditioned upon the occurrence of the following events:

(a)The principal terms of this Merger Agreement shall have been duly approved by the shareholders of FFI-California;

(b)Any consents, approvals or authorizations that FFI-California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws; and

(c)The FFI- Delaware Common Stock to be issued and reserved for issuance in connection with the Merger shall have been approved for listing by the NASDAQ Stock Market.

5.GENERAL

5.1Covenants of FFI-Delaware. FFI-Delaware covenants and agrees that it will, on or before the Effective Date:

(a)Qualify to do business as a foreign corporation in the State of California and, in connection therewith, appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code;

(b)File this Merger Agreement with the Secretary of State of the State of California; and

(c)Take such other actions as may be required by the California Corporations Code.

5.2Further Assurances. From time to time, as and when required by FFI-Delaware or by its successors or assigns, there shall be executed and delivered on behalf of FFI-California such deeds and other instruments, and there shall be taken or caused to be taken by FFI-Delaware and FFI-California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by FFI-Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FFI-California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of FFI-Delaware are fully authorized in the name and on behalf of FFI-California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Merger Agreement by the shareholders of FFI-California or by the sole stockholder of FFI-Delaware, or by both. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective Board of Directors, shareholders or shareholders with respect thereto.

5.4Amendment. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Merger Agreement by the shareholders or shareholders of either Constituent Corporation shall not, unless approved by such shareholders or shareholders as required by law:

(a)Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b)Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c)Alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5Registered Office. The address of the registered office of the Surviving Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the Surviving Corporation’s registered agent at such address is Corporation Service Company.

5.6Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

5.7Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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Signatures of the parties follow on the next page.)

IN WITNESS WHEREOF, this Merger Agreement, having first been approved by resolutions of the Boards of Directors of First Foundation Inc., a Delaware corporation, and First Foundation Inc., a California corporation, and is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

FIRST FOUNDATION INC.

a Delaware corporation

By:    /s/  SCOTT KAVANAUGH

Scott Kavanaugh, President and
Chief Executive Officer

By:     /s/  JOHN MICHEL

John Michel, Executive President and

Chief Financial Officer

FIRST FOUNDATION INC.

a California corporation

By:   /s/  SCOTT KAVANAUGH

Scott Kavanaugh, President and

Chief Executive Officer

By:     /s/  JOHN MICHEL

John Michel, Executive President and

Chief Financial Officer